Exhibit 99.1

Cherokee International Reports Third Quarter 2008 Financial Results

TUSTIN, Calif.--(BUSINESS WIRE)--November 12, 2008--Cherokee International Corporation (NASDAQ: CHRK), a leading designer and manufacturer of power supplies, today announced its financial results for the third quarter ended September 28, 2008.

Net sales for the third quarter of 2008 were $36.4 million, up $6.0 million or 20% compared to $30.4 million for the third quarter ended September 30, 2007. Sequentially, net sales for the third quarter of 2008 were down $4.1 million or 10% when compared to $40.5 million for the second quarter of 2008.

The Company’s backlog at September 28, 2008 was $50.6 million compared with $47.8 million at September 30, 2007. The book to bill for the third quarter of 2008 was 0.92 to 1.00, compared to 1.00 to 1.00 for the third quarter of 2007.

Net income for the third quarter of 2008 was $0.1 million, or $0.01 per diluted share, compared to a net loss of $1.3 million, or $0.07 per diluted share, for the third quarter a year ago. On a sequential basis, net income increased $0.7 million from a net loss of $0.6 million, or $0.03 per diluted share, for the second quarter of 2008.

Gross profit for the third quarter was $9.2 million, up $3.5 million or 61%, compared to $5.7 million for the same period in 2007, and down 19% sequentially from $11.3 million for the second quarter of 2008. Gross profit was up mainly due to higher revenue and operating leverage from increased production levels at our China facility.

Gross margin of 25.4% for the third quarter 2008 was up from the 18.9% realized in the third quarter of 2007 and down sequentially from 28.0% for the second quarter of 2008. Gross margins improved primarily due to higher net sales, increased production volumes from our China facility and overall product mix.

Operating income increased by $1.8 million to $0.8 million for the third quarter of 2008 compared to a loss of $1.0 million in the third quarter of 2007.

Operating expenses were $8.5 million for the third quarter of 2008 compared to $6.7 million for the third quarter of 2007, and down from $9.5 million sequentially for the second quarter of 2008. As a percentage of sales, operating expenses were 23.2% compared to 22.1% in the same quarter of 2007 and 23.5% sequentially for the second quarter of 2008. General and administrative expenses increased by $1.5 million due to $0.8 million of professional and legal fees related to the pending merger with Lineage Power Holdings, Inc., $0.4 million of professional and legal fees related to efforts prior to entering into the merger agreement to refinance our 5.25% Senior Notes that became due and payable November 1, 2008, $0.2 million in other legal expenses, and $0.1 million in foreign currency exchange rate fluctuations from our Cherokee European operation. Cherokee Europe was sold to a third party on October 18, 2008. For more information, please refer to our 8-K filed October 23, 2008.

“We experienced continued improvement in our operating results for the third quarter when compared to the same period in 2007. Gross profit was up 61%, sales were up 20%, backlog increased 6% and we continue to improve cash flow,” said Jeffrey M. Frank, Cherokee’s President and Chief Executive Officer. “The strength in our business came from our North America and Asia operations. Higher sales and a complementary product mix resulted in higher production volume and improved operating efficiencies from our China facility.”

Mr. Frank added, “In October, we reported the sale of our European business. We remain focused on continuing our great strides in growing the top line and improving profitability in our North America and Asia operations.”

For the nine months ended September 28, 2008, net sales increased approximately 24.1%, or $21.7 million, to $111.7 million, compared to $90.0 million for the same period in 2007. Gross profit increased by 72.0%, or $12.2 million, to $29.2 million, compared to $17.0 million for the nine months ended September 30, 2007. Gross margin for the nine months ended September 28, 2008 increased to 26.2% from 18.9% in the prior year period.

Net loss for the nine months ended September 28, 2008 was $0.4 million, or $0.02 per diluted share, compared to a net loss of $5.0 million, or $0.26 per diluted share for the nine months ended September 30, 2007.

The Company said that its previously announced merger with Lineage Power Holdings, Inc. remains on schedule and is expected to close on or about November 21, 2008. A Special Meeting of Stockholders will be held November 18, 2008 to vote on the transaction. For more information, please refer to our 8-K filed September 30, 2008.

About Cherokee International

Cherokee International designs, manufactures and markets high-reliability custom and standard switch-mode power supplies for datacom, telecom, medical and process-control applications. With advanced manufacturing facilities and engineering expertise located worldwide, Cherokee applies a customer-focused approach to provide high-reliability power products to manufacturers, reducing time to market. As the leading provider of custom-designed power sources, Cherokee also delivers a complete range of standard and modified-standard AC/DC power supplies, AC/DC rectifiers and power shelves, and DC/DC converters. Cherokee International headquarters are at 2841 Dow Ave, Tustin, California 92780 and can be reached at 714 544 6665. European operations are at Boulevard de l’Europe 131, 1301 Wavre, Belgium and can be reached at +32 10 438 510. Cherokee International (China) Power Supply Ltd. is located at 1353 Chenqiao Road, Shanghia Fengpu Industrial Park Shanghai, 201401 China and can be reached at 021 6710 8910. Additional information about the Company and its products is available at http://www.cherokeepwr.com.

Safe Harbor Statement

Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for the future, including statements about the merger and continuing improvements in our operating results. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) the following risks and uncertainties related to the Merger: (i) the parties’ ability to consummate the transaction as expected; the possibility that one or more of the conditions to the consummation of the transaction may not be satisfied; the possibility that regulatory and/or shareholder approvals required for the transaction may not be obtained in a timely manner, if at all; the parties’ ability to meet expectations regarding the timing, completion, and other matters relating to the transaction; any event that could give rise to the termination of the Merger Agreement; (2) changes in general economic and business conditions, domestically and internationally, (3) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (4) changes in the Company's sales mix to lower margin products, (5) increased competition in the Company's industry, (6) disruptions of the Company's established supply channels, (7) the Company's level of debt and restrictions imposed by its debt agreements, and (8) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.

CHEROKEE INTERNATIONAL CORPORATION
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year to date
	Sep 28,	Sep 30,	Sep 28,	Sep 30,
	2008	2007	2008	2007

Net sales	$36,402	$30,401	$111,689	$89,995
Cost of sales	27,170	24,670	82,481	72,996
Gross profit	9,232	5,731	29,208	16,999
Operating Expenses:
Engineering and development	2,618	2,561	8,299	8,040
Selling and marketing	1,682	1,510	5,517	5,247
General and administrative	4,152	2,660	11,141	9,177
Goodwill impairment	(0)	-	1,120	-
Restructuring costs	-	-	-	155
Total operating expenses	8,452	6,731	26,077	22,619
Operating income (loss)	780	(1,000)	3,131	(5,620)

Interest expense	(707)	(707)	(2,166)	(2,084)
Gain on sale of Mexico Facility building	-	-	-	430
Other income, net	66	(23)	305	291
Income (loss) before income taxes	139	(1,730)	1,270	(6,983)
Provision (benefit) for income taxes	13	(421)	1,701	(1,999)
Net income (loss)	$126	$(1,309)	$(431)	$(4,984)

Net income (loss) per share:
Basic	$0.01	$(0.07)	$(0.02)	$(0.26)
Diluted	$0.01	$(0.07)	$(0.02)	$(0.26)

Weighted average shares outstanding:
Basic	19,476	19,414	19,465	19,371
Diluted	19,480	19,414	19,465	19,371

CHEROKEE INTERNATIONAL CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 28,	December 30,
	2008 Unaudited	2007 Audited
ASSETS

Current Assets:
Cash and cash equivalents	$15,301	$8,484
Accounts receivable, net	29,579	31,237
Inventories, net	29,395	28,021
Prepaid expenses and other current assets	1,509	1,583
Deferred Income taxes	-	363
Total current assets	75,784	69,688

Property and equipment, net	17,540	19,194
Deposits and other assets	1,126	1,515
Deferred financing costs, net	-	86
Deferred income taxes-long term portion	-	1,257
Goodwill	-	1,120
Total Assets	$94,450	$92,860

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$15,825	$15,140
Accrued liabilities	4,732	4,667
Accrued compensation and benefits	6,983	6,876
Accrued restructuring costs	410	431
Other short-term borrowings	198	-
Borrowings under revolving line of credit	3,796	3,395
Current debt	24,485	24,485
Current debt payable to affiliates	22,145	22,145
Total current liabilities	78,574	77,139

Other long-term obligations	4,212	4,534

Total liabilities	$82,786	$81,673

Common stock	$19	$19
Paid-in capital	186,789	186,035
Accumulated deficit	(178,754)	(178,323)
Accumulated other comprehensive income	3,610	3,456
Total stockholders' equity	11,664	11,187
Total Liabilities and Stockholders' Equity	$94,450	$92,860

CONTACT:
Cherokee International Corporation
Lin Fox, Chief Financial Officer, 714-508-2043
lin.fox@cherokeepwr.com
or
Ann Jones, Investor Relations, 714-508-2088
714-227-0391 - Cell
info@cherokeepwr.com